Exhibit 2.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1, dated May 27, 2024 (this “Amendment”), to the Merger Agreement (as defined below) is by and among Vista Outdoor Inc., a Delaware corporation (“Company”), Revelyst, Inc., a Delaware corporation and a direct wholly owned subsidiary of Company (“Outdoor Products”), CSG Elevate II Inc., a Delaware corporation (“Parent”), CSG Elevate III Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., a joint stock company incorporated under the laws of the Czech Republic (“CSG” and, together with Company, Outdoor Products, Parent and Merger Sub, the “Parties”).
Each capitalized term used and not defined herein has the meaning set forth in the Merger Agreement.
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated October 15, 2023 (the “Merger Agreement”).
WHEREAS, the Merger Agreement currently contemplates (i) a Base Purchase Price of $1,910,000,000 and (ii) that the Merger Consideration is comprised of (A) one fully paid and non-assessable share of Outdoor Products Common Stock and (B) $12.90 (such cash amount, the “Cash Consideration”).
WHEREAS, CSG has agreed to increase the Base Purchase Price from $1,910,000,000 to $1,960,000,000.
WHEREAS, the Parties wish to increase the amount of the Cash Consideration from $12.90 to $16.00.
WHEREAS, the Merger Agreement currently contemplates that all Vista Outdoor RSUs will be cashed out in connection with the contemplated Transactions.
WHEREAS, the Parties wish that certain Vista Outdoor RSUs held by Company employees be converted into restricted cash awards at Closing, subject to the same terms and conditions as the corresponding Vista Outdoor RSUs, including vesting terms, to the extent necessary to avoid adverse tax consequences to such employees and the Company under Sections 280G and 4999 of the Internal Revenue Code.
WHEREAS, Section 8.04 of the Merger Agreement provides that any amendment to the Merger Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.    Section 2.01(c)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$12.90” with a reference to “$16.00”.

2.    Section 2.04 of the Merger Agreement is hereby amended by:
a.    deleting Section 2.04(a) in its entirety and replacing it with the following:
“(a)    Each Vista Outdoor RSU held by a Company Employee or a non-employee director of Company who does not become a non-employee director of Outdoor Products immediately following the Effective Time, and which is a Vista Outdoor Cash-out RSU, shall, as of the Effective Time, in each case, vest and be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of the holder thereof, a lump-sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price. Each Vista Outdoor RSU that is a Vista Outdoor Rollover RSU held by a Company Employee shall, as of the Effective Time, be canceled and converted into a time-based restricted cash award (each, a “Converted Cash Award”) representing the right to receive an aggregate amount of cash, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock underlying such Vista Outdoor RSU as of immediately prior to the Effective Time and (ii) the Vista Outdoor Pre-Closing Stock Price, with the same terms and conditions, including with respect to vesting (including any accelerated vesting provisions, including under any Company Benefit Plan applicable to such Vista Outdoor RSU), as were applicable to the corresponding Vista Outdoor RSU immediately prior to the Effective Time. As of the Effective Time, all Vista Outdoor RSUs shall cease to be outstanding and shall automatically terminate other than with respect to the restrictive covenants contained therein (except as set forth in Section 2.04(b) of the Company Disclosure Letter), and each holder of a Vista Outdoor RSU shall cease to have any rights with respect thereto, except the right to receive the payments contemplated by this Section 2.04(a) in respect thereof.”
b.    deleting Section 2.05 in its entirety and replacing it with the following:
“Payments With Respect to Vista Outdoor Equity Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five Business Days after the Effective Time, other than with respect to the Converted Cash Awards), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer or such other method as Company typically utilizes for such payments) the amounts due pursuant to Sections 2.04(a), 2.04(b), 2.04(c) and 2.04(d); provided, however, that (i) each Vista Outdoor DSU shall be paid in accordance with the applicable holder’s election with respect to the timing of such payment, (ii) each Converted Cash Award shall be paid by the Surviving Corporation or its applicable Affiliate through its payroll systems in accordance with the vesting and settlement terms of such Converted

Cash Award (but in any event, no later than the first payroll date that occurs more than five Business Days after the applicable vesting date(s)) and (iii) any such payments will be less applicable Tax withholdings.”
3.    Section 9.03 of the Merger Agreement is hereby amended by:
a.    replacing the existing defined term “Base Purchase Price” with the following definition:
“Base Purchase Price” means $1,960,000,000.
b.    adding the following definitions after the defined terms “UK NSIA Notice” and “Vista Outdoor PSU” respectively:
“Vista Outdoor Cash-out RSU” means any Vista Outdoor RSU that is not a Vista Outdoor Rollover RSU.
“Vista Outdoor Rollover RSU” means any Vista Outdoor RSU designated by Company as a Vista Outdoor Rollover RSU prior to the Effective Time in accordance with the methodology set forth in Section 9.03 of the Company Disclosure Letter.
4.    Sections 9.05, 9.08, 9.10(a), 9.13(a) and 9.13(c) of the Merger Agreement shall apply to this Amendment, mutatis mutandis.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

VISTA OUTDOOR INC.

By:	/s/ Jason Vanderbrink
	Name:	Jason Vanderbrink
	Title:	Co-Chief Executive Officer

By:	/s/ Eric Nyman
	Name:	Eric Nyman
	Title:	Co-Chief Executive Officer

REVELYST, INC.

By:	/s/ Eric Nyman
	Name:	Eric Nyman
	Title:	Chief Executive Officer
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CSG ELEVATE II INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CSG ELEVATE III INC.

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Officer

CZECHOSLOVAK GROUP a.s.

By:	/s/ Michal Strnad
Name: Michal Strnad
Title: Chairman of the Board

By:	/s/ Ladislav Štorek
Name: Ladislav Štorek
Title: Vice-Chairman of the Board
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]